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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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1. Name and Address of Reporting Person(1)     2. Issuer Name and Ticker or Trading Symbol     7. Individual or Joint/Group Filing
                                                                                                  (Check applicable line)
                                                                                                   X   Form filed by One Reporting
                                                                                                  ---- Person
                                                                                                       Form Filed by More Than One
   Trucksess, III  Herbert            A.          Yellow Corporation (YELL)                       ---- Reporting Person
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   (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for
                                                  Number of Reporting        Month/Year
                                                  Person , if an Entity
   10990 Roe Avenue                                (Voluntary)                  12/99
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                 (Street)                                                 5. If Amendment,
   Overland Park   KS                 66211                                  Date of Original
-------------------------------------------                                  (Month/Year)
   (City)         (State)              (Zip)
                                                                          6. Relationship of Reporting Person to
                                                                             Issuer (Check all applicable)
                                                                                 Director         10% Owner
                                                                             ----              ---
                                                                              X  Officer (give    Other (Specify
                                                                             ----        title ---       below)
                                                                                         below)

                                                                             President, Regional Carrier Group
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
Herbert A. Trucksess, III        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Employee Stock Option        15.875       8/31/99     A        12,500          8/31/00 8/30/09   Common Stock  12,500     15.875
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Employee Stock Option        15.875       8/31/99     A        12,500          8/31/01 8/30/09   Common Stock  12,500     15.875
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Employee Stock Option        15.875       8/31/99     A        12,500          8/31/02 8/30/09   Common Stock  12,500     15.875
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Employee Stock Option        15.875       8/31/99     A        12,500          8/31/03 8/30/09   Common Stock  12,500     15.875
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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                                D
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                                D
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                                D
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     205,000                    D
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Explanation of Responses:

(1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                           Signature of Reporting Person(1)  Date


      Note. File three copies of this form, one of which must be manually signed.                                         Page 2
If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.